Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form F-1 under the Securities Act of 1933, of our report dated January 14, 2026, with respect to the combined financial statements of Neucleus Group Limited for the financial years then ended June 30, 2025 and June 30, 2024 and our report dated May 4, 2026 on review of interim financial information for the financial period ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ WS & CO PLT
WS & CO PLT
202206000035 (LLP0033211-LCA) & AF002338
Chartered Accountants

Johor Bahru, Malaysia

May 22, 2026